Exhibit 99.2

JAMDAT 4TH QUARTER FISCAL 2004 EARNINGS CONFERENCE CALL

FEBRUARY 24, 2005

Operator

Thank you for standing by and welcome to today’s JAMDAT Mobile fourth-quarter fiscal 2004 earnings conference call. At this time, all participants have been placed in a listen-only mode, and the floor will be open for your questions following the presentation. Now at this time, I would like to turn the conference over to Andrew Greenbaum of Integrated Corporate Relations. Mr. Greenbaum, please go ahead.

Andrew Greenbaum - Integrated Corporate Relations - Representative

Thank you. Good afternoon, ladies and gentlemen. Welcome to JAMDAT’s fourth-quarter and year-end conference call. On the call today from the Company are Mitch Lasky, Chief Executive Officer, and Michael Marchetti, Chief Financial Officer.

By now everyone should have access to the press release which went out today at 1:00 PM Pacific time. If you have not received your release, it is available on the Investor Relations portion of JAMDAT’s web site at www.JAMDAT.com.

Before we begin today, we would like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995. The following prepared remarks contain forward-looking statements, and management may make additional forward-looking statements in response to your questions. These statements do not guarantee future performance, and therefore, undue reliance should not be placed upon them. For a more detailed discussion of the factors that could cause actual results to differ materially from those projected in any forward-looking statements, we refer you to JAMDAT’s most recent report and filings with the Securities and Exchange Commission, including the filings on Form 10-Q, Form 8-K, as well as the recent Form S-1 filed with the Securities and Exchange Commission in conjunction with their initial public offering.

And with that, I would like to turn the call over to Mitch.

Mitch Lasky - JAMDAT - CEO

Thanks, Andrew, and welcome to the second JAMDAT conference call. Today we are going to discuss fourth quarter of 2004 results, as well as our full year 2004 results. We will also give guidance for Q1 2005 and for 2005 fiscal year.

2004 was a year of tremendous progress for JAMDAT. We are extremely pleased with our financial results. Revenues and profits grew substantially year over year, and we continue to improve our leadership position in the Mobile game market. Our continued excellent financial performance is the result of great execution by our sales, marketing and studio teams to enable us to take full advantage of the high-growth market in which we operate.

Fourth-quarter revenues increased to $11.6 million, up 122 percent from the same period last year and up 22 percent sequentially over Q3 2004. GAAP net income was $0.6 million or 3 cents per diluted share versus a net loss of $1.8 million in Q4 2003.

We continued to improve our operating leverage in the fourth quarter. Adjusted net income, which excludes stock compensation and other non-cash charges and which we believe to be an accurate measure of our operating performance, increased to $1.2 million for Q4, up from an adjusted net loss of $1.2 million in Q4 2003.

For the full-year 2004, JAMDAT generated revenues of $36.6 million, up 171 percent year over year. GAAP net income for 2004 was $1.8 million versus a net loss of $7.1 million in 2003. Adjusted net income rose to $5.1 million versus an adjusted net loss of $2.8 million for 2003. This represents a margin of 14 percent for the full year, which we consider a significant achievement.

We ended the year with $77.9 million in cash, short-term investments and receivables on the balance sheet, which puts us in great position to take advantage of strategic opportunities in the future.

Our Q4 results were driven by the continued strong performance of our products sold through carrier channels around the world. Our business improved across the board in Q4. Specifically, we saw better than expected performance on Cingular after the completion of their merger with AT&T, as well as continued strong performance from our European operations and from other North American carriers and MVNOs.

Revenues from the newly merged Cingular/AT&T increased 59 percent sequentially in Q4 as compared to our combined results on Cingular and AT&T in Q3. Cingular itself was up 119 percent sequentially. This surprisingly strong performance resulted from the relaunch of the Cingular Data Service in October 2004 and JAMDAT’s success deploying product to Cingular handsets in Q4.

In October Cingular removed a legacy platform and replaced it with a platform from a company called Motricity. In the past we have seen as much as a 90-day lag in revenues after a major carrier undertakes a substantial relaunch of services such as this. However, in this instance Cingular really hit the ground running. As a result of this great performance, we believe that Cingular is poised to become one of our top carriers in 2005.

We also saw the MVNOs gain momentum in Q4 as a channel of distribution for our games. We posted strong sequential revenue gains on Virgin Mobile and Boost Mobile. These MVNOs are targeting new consumers for Mobile services in demographics that have a high correlation with traditional videogame audiences.

Our success in Q4 and in 2004 was the result of our focus and execution. Our publishing strategy is centered around intellectual property and brand development, efficient distribution and product quality and innovation. This strategy served us well in 2004, and we believe we remain well positioned to extend our successes in 2005 and beyond.

Others have said recently that the Mobile games industry is in its infancy, which is certainly true in terms of Next Generation handset penetration, consumer awareness and the amount of potential growth ahead of us. Nevertheless, there are considerable barriers to entry. JAMDAT is about to begin its fifth year as a mobile game publisher. We have consistently maintained a leadership position in the industry throughout our history. Every year for the last five years was supposed to be the year that our competitors would catch up with us. It hasn’t happened. We believe our leading titles, brand recognition, R&D resources and distribution platform have created and continue to create meaningful competitive advantages.

In addition, our strong balance sheet gives us the ability to improve our competitive position through acquisition or investment when we are presented with opportunities. For the last five years we have competed very successfully against the incumbent video game publishers like THQ, major media companies like Disney and Sony and other mobile entertainment publishers like Gameware. Based on the publicly available data and on a comparable basis, meaning wireless game publishing revenues and earnings, not ring tones, not wallpaper, not SMS revenues, we believe that we continue to maintain large leads over the competition.

We frequently get asked about market share data. In the wireless market, there is no equivalent to NPD who track share in the videogame business on an ongoing basis. According to the latest numbers from IDC, they estimated that the US wireless game market grew 139 percent from 2003 to 2004. JAMDAT’s US revenues grew 178 percent during that period, faster than the overall market.

Our goal is to continue to deliver revenue growth at or above overall market growth rates and to deliver earnings and operating margins in line with world-class game publishers like EA and Activision.

Ownership and control of key intellectual properties continues to be the cornerstone of our strategy. We believe that regardless of how the distribution channel for wireless games develops in the future, companies that own and control high-quality products based on desirable intellectual properties will have leverage in the market.

We have made several important moves recently that have improved our competitive position in this area. First, we acquired Downtown Wireless and their hit Downtown Texas Hold’em poker franchise. Capitalizing on the international consumer enthusiasm for poker, Downtown built the most successful poker product in the wireless gaming market. Downtown Texas Hold’em is currently the number two game on Verizon’s Get It Now service, behind only Tetrix in sales. By the way, Downtown closed in Q1, so our Q4 results do not include any revenues from that acquisition.

As we have seen with our successful JAMDAT Bowling franchise, the leading product in a category can create a lot of defensibility and can sustain market share despite the later entry of copycat products from competitors. We will continue to invest in refinements to the existing Downtown poker product to maintain our market share advantage in the category, and we intend to launch additional Casino products developed by Downtown in 2005.

In addition to adding new products to our portfolio, we invested in strengthening our existing brand partnership. Extended our successful relationship with Atari and Hasbro, giving us the right to make games based on YAHTZEE, Boggle, Scramble and Scramble Blast through 2008. We have previously extended the rights to other key franchises like Activision’s Tony Hawk and PopCap’s Bejeweled, all of which now run well into 2008.

As a result of our leadership position in the category, we continue to have access to world-class third-party licenses as they become available. We continue to seek long-term rights to proven properties around which we think we can create sustainable, profitable businesses. We do not enter into licensing arrangements if we do not believe we can deliver high-quality products on a timely basis. We will only engage in licensing activities which we think will create long-term value for our shareholders.

We also expanded our distribution with two key agreements. First, we partnered with Radio Shack to create a retail point-of-sale opportunity for Mobile games with JAMDAT in the role of master merchandiser. With 7000 retail stores across the North American continent, Radio Shack is one of the leading retailers of wireless handsets and accessories. Backed by JAMDAT’s proprietary technology platform and content, Radio Shack will begin selling JAMDAT games to consumers as part of the handset purchase process beginning later this year.

Unlike other attempts to sell mobile games at retail, JAMDAT and Radio Shack will fully support our carrier partners, meaning that from the carrier’s perspective the retail transaction will look identical to existing mobile transactions. This is a vital issue for us. Our strategy is to support the carriers in their efforts to build out the games category as a long-term, sustainable business.

The goal of the Radio Shack partnership is to increase the customers’ awareness of the availability of games at the time of handset purchase and to increase attach rates for mobile games. This point-of-sale marketing at retail is an important component of our 2005 marketing strategy.

In addition to the Radio Shack partnership, we also invested in a distribution company in China, C-Valley. We intend to use C-Valley as a part of a strategy to access the growing Chinese mobile content market.

Developing great products continues to be our most important endeavor, and we continue to invest aggressively in research and development in order to push the boundaries of game technology and design as we have in the past with our hit product and first-to-market multi-player games. We now have 182,000 registered multi-player users, up from 115,000 at the time of our last earnings call, and we have hosted over four million new multi-player game sessions since then.

JAMDAT continues to stay at the forefront of innovation with the release of our JAMDAT Bowling 3-D product for Verizon Wireless’s hot new VCAST 3G service. IGN called 3-D Bowling the best of the first crop of VCAST products, giving it a rating of 8.8 out of 10. We think that Verizon has done a terrific job with the VCAST launch, and we intend to support Verizon’s efforts with Next Generation content such as the remarkable 3-D version of Tony Hawk’s Pro Skater, which we have developed together with Activision and which we intend to release later this quarter.

So we continue to expand our portfolio of popular intellectual properties. We continue to develop cutting-edge products designed for mass-market consumption, and we continue to leverage our core distribution strengths on carriers like Verizon, Cingular and Sprint and in new channels like Radio Shack. We believe that our strategy positions us well to thrive in the increasingly competitive, rapidly expanding market in which we operate.

In conclusion I want to thank our employees for our remarkable achievements in 2004. We are proud of our 2004 achievements, but we look ahead to 2005 and beyond with even greater anticipation. We are passionate about the products and services that we offer, and we never lose sight of the big picture — a mobile gaming market with close to 1.5 billion enabled handsets in the hands of consumers by the end of the decade and a wireless distribution system that allows us to reach those consumers electronically.

And with that, I’m going to turn it over to Michael to talk about the numbers.

Michael Marchetti - JAMDAT - CFO

Thanks, Mitch, and good afternoon. I will first discuss our 2004 and Q4 results, including a breakdown of revenue by carrier, product and geography, followed by operating expenses and income. I will conclude with our Q1 2005 and full year 2005 guidance.

First, revenue. We have managed triple digit annual revenue growth for each of the past three years. As Mitch said, our full-year 2004 revenues were up over 171 percent to $36.6 million from $13.5 million in 2003. Q4 represented our 12th consecutive quarter of double-digit sequential revenue growth, up 22 percent over Q3 and our largest-ever increase in absolute dollar terms, adding over $2 million in the quarter. Revenues for the fourth quarter of 2004 totaled $11.6 million, an increase of 122 percent over the $5.2 million recorded in the same period last year.

We continue to diversify revenue by carrier, geography and product. First, revenues by carrier. Revenue from US carriers was up over 24 percent sequentially, greater than our overall increase of 22 percent sequential growth. The following carriers represented greater than 10 percent of revenues for the reported period.

Verizon. Verizon continues to be our top carrier by revenue, accounting for 35 percent of Q4 revenue and 38 percent of revenue for the full year, which is down from 50 percent for 2003. Verizon revenue grew 104 percent year over year.

Cingular/AT&T. Cingular and AT&T moved into the number two spot in Q4, accounting for 17 percent of Q4 revenues. For the full year, Cingular/AT&T accounted for 13 percent of revenue, up from less than 4 percent last year, making Cingular/AT&T our number three carrier behind Sprint for the full year. Cingular/AT&T’s revenues grew almost 950 percent year over year.

Sprint. Sprint dropped to our number three carrier for Q4 at 13 percent of revenue, but remained number two overall for the year with 15 percent of revenue. Sprint grew 124 percent year over year.

Together, Verizon, Sprint and Cingular/AT&T account for 66 percent of our revenues in 2004, down from 72 percent of our revenues last year. These three carriers collectively serve over 110 million subscribers in the US. We are well positioned to continue to grow our revenue as their subscribers transition to Next Generation and game-capable handsets over the coming years.

Now, revenue by geography. The US represented 82 percent of our revenue for Q4 and 80 percent for the full year. While we are committed to diversifying our revenue base around the world as evidenced by the 251 percent year-over-year growth in international revenue, we continue to believe the US market is the best mobile gaming market in the world and will be the key driver to our growth and profitability in the future.

Excluding PC and PDA sales, international revenues accounted for 16 percent of revenue for Q4 versus 19 percent for Q4 last year. This decrease was a result of the more rapid growth we have experienced in the US in Q4.

For the full year, international revenues accounted for 17 percent of revenues versus 13 percent for last year.

PC/PDA sales, a business we no longer actively support, represented 2 percent of revenues in Q4 and less than 3 percent for the full year of 2004. This is down from 6 percent in Q4 last year and 9 percent for the full year of 2003.

Finally, subscription-based transactions accounted for approximately 29 percent of Q4 revenue and 30 percent for the full year. That is a slight decrease from the typical number of 31 percent, and is a result of the increased revenue from Cingular in Q4, which does not currently offer subscription-based transactions. We are currently offering subscription-based products on 11 carriers, none in Europe, up from 7 carriers at the end of 2003.

Now onto revenue by product. We continued to diversify our revenues across our product portfolio. The JAMDAT Bowling franchise accounted for 18 percent of revenues for Q4, down from 25 percent of revenues for Q4 last year. For the full year, JAMDAT Bowling franchise accounted for 21 percent of revenues, down from 25 percent of revenues in 2003. While we are actively diversifying our product mix, the JAMDAT Bowling franchise continues to perform extremely well, up 127 percent year over year. And with the launch of JAMDAT Bowling 3-D in Q1, we expect continued strong sales for the JAMDAT Bowling franchise again in 2005.

We had approximately 107 products generate revenue during 2004, which is up from approximately 67 products in 2003. During Q4 we released 12 products including The Lord of the Rings trilogy, THUG 2, JAMDAT NBA 2005, JAMDAT Solitaire Deluxe, Scrabble International, Club Football series, Lemony Snicket and JAMDAT NHL 2005.

We will only be discussing individual product sales data for products that represent 10 percent or more of our revenues. No single product other than JAMDAT Bowling accounted for 10 percent or more of our revenues during Q4 2004 or for the full year.

JAMDAT branded applications accounted for 42 percent of revenues in Q4 and 46 percent of revenues for the full year. The Q4 mix was slightly higher than the 45-55 split we target due to better-than-expected sales of licensed products such as Bejeweled, Lord of the Rings and THUG in Q4. However, the higher revenues more than offset the increased royalties, and we expect the mix to shift back toward our target with the Downtown acquisition and release of additional JAMDAT products in 2005.

Gross margins. Our gross margin is 77 percent for Q4 and 81 percent for the full year. As we have discussed in the past, our gross margin will fluctuate quarter to quarter based on the sales mix of licensed and owned IP, as well as increased amortization expense resulting from our licensing activities. Licensed amortization costs increased by $256,000 from Q3 to Q4 of this year. License amortization costs were $593,000 or 5 percent of sales in Q4 and $1.4 million or just under 4 percent of sales for the full year.

Amortization of purchased software, which is included in cost of revenue but excluded from adjusted net income, was $74,000 in Q4 and $277,000 for the full year, less than 1 percent of sales.

Now, operating expenses. Total operating expenses for the fourth quarter were $8.7 million broken out as follows. $4.1 million or 35 percent of revenues on research and development, $1.9 million or 16 percent of revenues on selling and marketing,$ 2.2 million or 19 percent of revenues on G&A expenses and $500,000 of non-cash stock compensation expense.

Our full-time headcount at the end of Q4 was approximately 207, which is flat from Q3 of 2004.

Income and earnings. We generated positive net income in each quarter of 2004 and finished the year with a 5 percent net income margin and a 14 percent adjusted net income margin. Net income for the fourth quarter of 2004 was $600,000 or 3 cents per diluted share, a 5 percent net income margin compared to a loss of $1.8 million in Q4 2003. Net income for the full year was $1.8 million or 9 cents per diluted share, using 20.7 million shares outstanding at the end of Q4, compared to a net loss of $7.1 million in 2003.

Adjusted net income, which excludes amortization of stock comp and purchased software, was $1.2 million for the fourth quarter of 2004 or 6 cents per diluted share, a 10 percent margin, compared to an adjusted net loss of $1.2 million in the fourth quarter of last year.

For the full year of 2004, adjusted net income was $5.1 million or 24 cents per diluted share, again using 20.7 million shares outstanding.

And now turning to guidance. Q1 2005, we expect revenue of $14.1 million, adjusted EPS of approximately 12 cents and an 18 percent margin, and GAAP EPS of 8 cents. $14.1 million in Q1 represents 100 percent revenue growth from the $7 million we did last year. When compared to the past quarter, Q1 represents our second straight quarter of 22 percent sequential revenue growth and, more importantly, an increase of almost 800 basis points in adjusted margins. We are truly proud of these results and believe it is a validation of our past investment decisions and our financial discipline.

A little more detail on Q1. We expect to release approximately 10 new products in Q1, including JAMDAT Bowling 3-D, Tony Hawk 3-D, TOCA Race Driver 2, NBA Three-Point Shootout, JAMDAT Hearts, MLB 2005, YAHTZEE Deluxe, Expo 2005 in Japan, as well as our newly acquired Downtown product. We expect gross margins to be relatively flat from Q4 with the gains from Downtown and other owned IP somewhat offset by increased amortization of purchased software and increased license amortization costs.

R&D in sales and marketing will decline as a percentage of revenue, while G&A will be flat to slightly up as a percentage of revenue over Q4, due primarily to increased professional fees associated with our Section 404 Sarbanes-Oxley compliance.

We expect to incur increased professional fees throughout the first half of the year associated with Section 404 work. We will also have an in-process R&D expense of approximately $200,000 as a result of the Downtown acquisition. We estimate 21.3 million shares outstanding at the end of Q1 2005.

Now for the full-year guidance. For the full year, we expect revenue to increase between $60 and $62 million, adjusted EPS of 52 to 54 cents, again an 18 to 19 percent margin and GAAP EPS of 42 to 44 cents. Compared to 2004, this represents 65 to 70 percent revenue growth, 120 percent adjusted earnings growth and 375 percent GAAP earnings growth. We think this exceptional growth — we think this is exceptional growth, and we are confident in our ability to deliver these results.

A little more detail on the full-year outlook. We anticipate that consistent with 2004, Q1 and Q4 revenue growth will be seasonally stronger than Q2 and Q3. We expect full-year gross margins of between 75 and 77 percent. This includes amortization costs, the amount which we are currently finalizing, related to the Downtown acquisition. Our full-year GAAP (inaudible) estimates do not take into account recent changes to the accounting standards for stock options under FAS 123.

We are estimating 21.7 million fully diluted shares outstanding at the end of 2005. We are continuing to analyze our NOL and R&D tax credits. We do not currently anticipate paying taxes beyond AMT in 2005.

And with that, I would like to open it up for questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Jeff Kabaulm (ph), Lehman Brothers.

Jeff Kabaulm - Lehman Brothers - Analyst

I have two questions for you. The first is, could you talk a little bit about your decision to offer 2005 guidance and what metrics you are basing that on? And then secondly, if you could talk a little bit about the lockup, I would appreciate it.

Michael Marchetti - JAMDAT - CFO

On guidance, in terms of metrics that we are basing on it, it would be the same bottoms-up analysis of our business that we have been doing in the past and for each of the quarters. We analyze each carrier, our product portfolio that we are launching throughout the year, handsets that the carriers will launch on and build our models from the bottoms up. So that’s how we get to our numbers.

Mitch Lasky - JAMDAT - CEO

With regard to the lockup, obviously the lockup is expiring on March 28. With regard to our largest holders — Benchmark, Apax and QUALCOMM — the last conversations we have had with them indicate that they are not anxious to sell the stock, and we don’t believe that there is going to be an enormous rush of the overhang at the time of the lockup expiration.

Jeff Kabaulm - Lehman Brothers - Analyst

Okay. Michael, relative to the $14 million that you folks expect to do in the first quarter, $60 million seems like a fairly achievable number. Should we think that is the case? Do you think there might be some upside there if things go well? Thanks.

Michael Marchetti - JAMDAT - CFO

In terms of the $60 million number, we are confident we are going to achieve that number. It’s based — again, as I said, we roll out products throughout the year, and that is how we do our forecasting. We don’t forecast based on historic growth rates or projected macro growth rates. We really do sort of a much more detailed analysis than that.

Operator

Mark Argento, ThinkEquity Partners.

Mark Argento - ThinkEquity Partners - Analyst

A couple of quick questions for you. Can you talk a little bit about marketing spending going forward? I know in the past it seems like mass-market marketing spending doesn’t really make sense yet. When do you expect to have mass-market spending or really turn on the marketing spend? Is that baked into your guidance for the full year?

And then also I’ll just throw out my second question here quickly. Looking at the seasonality aspect of your business, how much assumption or what assumption do you have in terms of seasonality in the Q1 guidance that you gave? In particular, are we seeing this characteristic of selling a lot of handsets in the December quarter and attaching games and downloads to that in Q1?

Mitch Lasky - JAMDAT - CEO

Sure. I will take the Q1 question first. Obviously, we’re pretty far into Q1, so our numbers are based on what we are seeing in the first two months of the year.

From a seasonality standpoint, we do, in fact, see stronger handset sales at the end of Q4 in the Christmas period, as well as discounting taking place in the beginning of Q1.

In addition, some people bought handsets in Q4, using them in Q1 for purchased applications. So that is the seasonality that we have seen in the past.

Michael Marchetti - JAMDAT - CFO

With regard to the marketing expenditures, that is factored into our guidance. To a certain degree, we are increasing almost by a factor of 2 our marketing expenditures year over year. We believe that we have adequate dollars allocated to marketing expenditures for the year. But we are also doing some work like the Radio Shack deal, the point-of-sale marketing and other co-marketing activities with our carrier partners that allow us sort of to achieve a forced multiplier, if you will, and stretch those dollars out a lot further.

We do believe that there is a point, however, at which the installed base of units in the channel of Next Generation handsets exceeds 50 percent of all available handsets when it actually starts to make sense for us to start spending consumer dollars on a mass-market basis. And we think that that will probably be late 2005 at the earliest, but more likely in 2006.

Mark Argento - ThinkEquity Partners - Analyst

And just one quick follow-up here. In terms of the gross margin assumption of 75 to 77 percent, does assume the 45/55 split kind of for the full year in terms of internal versus externally developed titles?

Mitch Lasky - JAMDAT - CEO

Yes. It’s more than that. It seems the split that we are currently operating — you know, our current sales pattern and what we have coming through for the channel for 2005. So that is assuming the way our current business is operating. So it’s about a 45/55 split, even though we are below that now.

Mark Argento - ThinkEquity Partners - Analyst

Nice quarter, guys. Thanks.

Operator

Mike Wallace, UBS.

Mike Wallace - UBS - Analyst

Just a few questions. First, on the Downtown deal, could you talk about what difference that made in the boost in guidance this year in terms of products? I know you don’t talk about it if it is over 10 percent, but is the next Hold’em game going to be over 10 percent sales?

The second question is — the things I am always asked are, what about the content publishers starting to do their own and giving the stuff out less to guys like you and license costs going up? If you would just give us your thoughts on some of the existing game publishers focusing more on wireless and what that could mean in terms of license costs for you guys?

Mitch Lasky - JAMDAT - CEO

With regard to the Downtown Texas Hold’em acquisition and the Downtown Texas Hold’em product, it will not amount to more than 10 percent of revenues for 2005. And so as part of our guidance, it is fully incorporated obviously, but we don’t expect that it’s going to be more than 10 percent.

With regard to the competition from the game publishers and the availability of licenses, taking the second first, we still see a fairly robust market for licenses. Licensors still remain interested in partnering with companies who can’t really nail the wireless portion of the rights, and so have been continuing to split the rights up so that they offer a certain part of those rights to the videogame companies and a certain portion of those rights to companies like us. So we have not really seen a lot of pressure there.

Obviously, the advance costs are going up commensurate with the increase in revenue potential that is possible from those games in a larger marketplace. So we fully expected that and we planned for that.

With regard to competition from the game publishers, our expectation is that consistent with what they said in their conference call, we will continue to see aggressive competition from THQ as we have seen for the past two to three years. We expect to begin to see competition from companies like Electronic Arts this year and maybe in later years from companies like Activision.

Mike Wallace - UBS - Analyst

And if EA ends up with UBISOFT and ends up with Gameloft, was that something that wouldn’t have a major near-term effect?

Mitch Lasky - JAMDAT - CEO

I’ve seen as many resolutions to the EA/UBISOFT scenario as I probably have fingers on my hands. But I do believe that in the short term there is a lot more complexity to it than simply EA acquiring UBISOFT. Gameloft is a separate company; they are not majority-owned by UBISOFT. And so I do believe that it would have a significant short-term application. And as you know, we continue to compete successfully against Gameloft in their current incarnation.

Operator

Jennifer Jordan, Wells Fargo.

Jennifer Jordan - Wells Fargo - Analyst

Yes, congratulations, guys, on a good quarter. I just have a couple quick questions. The first one is — hold on one sec — is related to your cash — I think I’ve lost my place. The first question is related to how you are seeing the carrier partnership relationships work and if you are seeing any progress with Verizon and Sprint in getting the same type of marketing deals that you set up with Radio Shack in the stores?

Mitch Lasky - JAMDAT - CEO

I think our carrier relationships remain very strong. We invest a lot of time and energy and money in supporting our carrier partners and continue to do so in 2005.

With regard to achieving the same kind of retail presence in the carrier channel that we intend to implement with Radio Shack later this year, we have not had any such discussions certainly with Verizon and with Sprint, and to the extent we have had those discussions, I prefer not to discuss them at this time.

Jennifer Jordan - Wells Fargo - Analyst

And then you mentioned the attach rate for when a new handset is purchased, and could you talk about what that attach rate looks like and if you are seeing it rise as people are becoming more familiar with games?

Mitch Lasky - JAMDAT - CEO

We don’t have any good public data on attach rates to mobile phone purchases. However, we believe that as part of the Radio Shack deal what we’re trying to achieve is the insinuation, if you will, of the mobile game purchase into the overall mobile phone purchase. In that regard, we believe that it’s going to increase awareness for those customers who are buying handsets through Radio Shack of the availability of games and that that will have a natural effect of increasing attach rates.

With regard to temporal attach rates, I think Michael said in his comments we are still seeing a very close correlation in time — 30, 45, 60 days — between the purchase of the handset and the first purchase of an application for that handset. And that is, again, one of the reasons why we like retail and point-of-sale marketing opportunities so much. We can get very close to the consumer at a time when we know consumers are making a purchase decision about software.

Jennifer Jordan - Wells Fargo - Analyst

But so far you are not able to say with your relationship with Verizon get a sense of how many games people are initially purchasing?

Michael Marchetti - JAMDAT - CFO

No because Verizon itself is only really disclosing, again, aggregate data in terms of total number of downloads against the Get It Now service. They haven’t broken out, say, what percentage of Get It Now subscribers are downloading data.

Operator

(OPERATOR INSTRUCTIONS). Mark May, Kaufman Brothers.

Mark May - Kaufman Brothers - Analyst

The first question has to do with the title lineup for the year. Any thoughts of moving launching applications, which are non-game or utilities that are entertainment based, etc.?

Also a question, a follow-up on an earlier question on gross margins. You mentioned that your guidance for the year of 75 to 77 percent does assume an improvement in the mix rates of the 45-40-55 range better than what you were in the fourth quarter.

I am just wondering it would seem like — I know you also have the impact of some amortization in that number, but it seems as though you are expecting gross margins to decline in the second half of the year. I am wondering why you expect that, given the improvement in the mix.

And just a housekeeping, I may have missed it during your prepared remarks, but did you give us what percent of revenues you received from embedded sales? Thanks.

Mitch Lasky - JAMDAT - CEO

I will take the first question, which is the non-game products. We presently have no intention of releasing non-game products in 2005.

Michael Marchetti - JAMDAT - CFO

On the gross margins, I misspoke if I said I was expecting an improvement in results in the margins. When we forecast out the margin, we base it on our most trailing quarter and with it being released. So at our current rate, we’re still comparable in the 75 to 77 percent.

My guess is that we will improve that mix because of the products that we have launching in the first half of 2005, but that assumption is not required for me to achieve the 75 to 77 percent gross margin.

Your other question on gross margins was?

Mitch Lasky - JAMDAT - CEO

No, on embed.

Michael Marchetti - JAMDAT - CFO

On embed, it was less than 5 percent of sales, again for Q4 and less than about 3 percent for the full year.

Operator

Jeff Kabaulm (ph), Lehman Brothers.

Jeff Kabaulm - Lehman Brothers - Analyst

Mitch, would you mind going over the Cingular statistics again? It sounds like Cingular itself was up very big for you, but their gaming revenues were up even larger. Any comments on that would be great. And also, if you could follow up with us on where you stand on the European and Japanese markets that you were seeking to get into?

Mitch Lasky - JAMDAT - CEO

Sure. I will take the Cingular statistics first. So again, we looked at two ways. We looked at it Cingular plus AT&T in Q4 and Cingular plus AT&T in Q3, and we were up 59 percent sequentially Q3 to Q4 on the combined entities. Obviously, they were not combined legally in Q3, but we just put our revenue together so we could look at apples-to-apples.

Looking at Cingular alone, Cingular was up 119 percent sequentially from Q3 to Q4. So obviously that is — for us, which obviously suggests that we already had a fairly robust AT&T business going to Q4 and where we really made the improvement was on Cingular.

And — I’m sorry — the second part of your question? Oh, Europe and Japan?

Jeff Kabaulm - Lehman Brothers - Analyst

Yes.

Mitch Lasky - JAMDAT - CEO

Yes, we continue to see very strong results out of Europe for the full year, as Michael said, very strong growth, and also for the quarter. We are very pleased with the investments that we made in Q4 because they are resulting in product launches now in Q1. So it’s part of the reason that we have this high degree of confidence about our guidance for Q1 and for fiscal 2005. I think we are reaping the benefit of those investments that we made in Q3 and Q4.

With regard to Japan, it is still relatively early there. We launched several products on KDDI sort of midway through Q4. Sales are not really material at present. But we expect to continue to build our revenue base in Japan throughout 2005.

Operator

Jennifer Jordan.

Jennifer Jordan - Wells Fargo - Analyst

Gentlemen, just one last quick question. Could you go over again your metrics for subscription revenue? And also clarify on Cingular, they don’t do subscription? Did AT&T do subscription beforehand?

Mitch Lasky - JAMDAT - CEO

Yes. On subscription, the metrics that we gave out were that for the fourth quarter 29 percent of our revenues were subscription based. And for the full year, 30 percent of the revenue was subscription based. Cingular currently does not offer subscription. AT&T — we have implemented subscription at AT&T.

Jennifer Jordan - Wells Fargo - Analyst

Do you see Cingular beginning to adopt it?

Mitch Lasky - JAMDAT - CEO

We can’t comment on Cingular’s plans for what they are going to implement in their building platform, but we hope that they do.

Operator

Kevin Dede, Merriman.

Kevin Dede - Merriman - Analyst

Great job in the quarter. Mitch, would you mind giving us more specific data on when we might see the JAMDAT brand in RadioShack stores?

Mitch Lasky - JAMDAT - CEO

Our expectation is that we will launch with them in some of their pilot stores in Q2, but that we will be fully distributed in the RadioShack stores late Q3/Q4.

Kevin Dede - Merriman - Analyst

So that would be all 6700 or so?

Mitch Lasky - JAMDAT - CEO

As many of them that can accommodate at present our point-of-sale system that we have implemented.

Kevin Dede - Merriman - Analyst

Would you say that Verizon and Sprint have penetrated 100 percent of their store base?

Mitch Lasky - JAMDAT - CEO

I’m not aware of that statistic, but obviously Verizon, Sprint and interestingly, Virgin Mobile are the key handset customers currently for RadioShack.

Kevin Dede - Merriman - Analyst

Can you be more specific on how you see your development with C-Valley improving your position in China?

Mitch Lasky - JAMDAT - CEO

Yes. In the past, we have gone through sub-distribution in China. We have partnered with local publishers essentially in order to get us into the Chinese market. And C-Valley is really the beginning of our direct entry into the Chinese market. We made an investment in the Company.

We are working with a gentleman there who we have a lot of confidence in and who we’ve known for sometime. And I think it’s our first effort in the Chinese market. Obviously, the market for Java and BREW games there is still in a very early-stage. The existing market, as you know, is very WAP and SMS-based, and we think that there is still quite a bit of unpredictability in that market. The rules, if you will, have changed several times in 2004. But we are still very bullish on the Chinese opportunity over the next five years.

Kevin Dede - Merriman - Analyst

Do you have any feeling for how many phones might be Java-based or Java-enabled?

Mitch Lasky - JAMDAT - CEO

In China?

Kevin Dede - Merriman - Analyst

Yes.

Mitch Lasky - JAMDAT - CEO

No, I do not.

Kevin Dede - Merriman - Analyst

Could you be more specific about how you think the Motricity platform may benefit you versus Informa at Cingular?

Mitch Lasky - JAMDAT - CEO

I think that we have seen a lot of benefit, obviously, from our numbers in the substitution of those platforms. We have worked with Motricity at other carriers. We think their technology is very, very good. And we integrate — our platform technologies integrate with theirs very smoothly, which makes the publishing process very easy for us with the Motricity platform in place, and we are just very happy they are in there.

Kevin Dede - Merriman - Analyst

Do you think they will be able to leverage their position at Cingular to perhaps grow their own business and take you with them?

Mitch Lasky - JAMDAT - CEO

That is something I really couldn’t comment upon.

Kevin Dede - Merriman - Analyst

Can you give us a feeling for — I mean, you mentioned the Toca game coming out this quarter. Where are you in your development with other Codemasters stuff?

Mitch Lasky - JAMDAT - CEO

I think the LME manager is out. So I think that that is the last title in our Codemasters suite.

Kevin Dede - Merriman - Analyst

So how many titles do you have in Europe now, and how did your sales base change given the increase in titles?

Mitch Lasky - JAMDAT - CEO

What was that question?

Kevin Dede - Merriman - Analyst

I was just curious about specifically your European revenues.

Mitch Lasky - JAMDAT - CEO

We disclosed the European revenues. They were up about 20-something percent quarter over quarter. It represents about 17 percent of sales.

Kevin Dede - Merriman - Analyst

Great. Thanks for taking my questions, guys, and great job in the quarter.

Operator

And with that, I’m going to turn the call back to the speakers for any additional or closing remarks.

Andrew Greenbaum - Integrated Corporate Relations - Representative

Thank you very much for participating in our conference call, and we look forward to talking to you again next quarter.

Operator

And this does conclude today’s conference call. We do thank you for your participation and wish everyone a good day.